Exhibit 10.16

AMENDMENT NO. 1 TO THE

HF FINANCIAL CORP.

2002 STOCK OPTION AND INCENTIVE PLAN

Effective July 11, 2006

Pursuant to Section 19 of the HF Financial Corp. 2002 Stock Option and Incentive Plan (the “Plan”), this Amendment No. 1 (this “Amendment”) amends the Plan as indicated herein.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

1.            Section 6 of the Plan is hereby amended by deleting such Section 6 in its entirety and replacing it with the following:

6.             General Terms and Conditions of Options and Rights.  The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and/or Rights and to provide the terms and conditions (which need not be identical among Participants) thereof.  In particular, the Committee shall prescribe the following terms and conditions: (i) the Exercise Price of any Option or Right, which shall not be less than the Market Value per Share at the date of grant of such Option or Right, (ii) the number of Shares subject to, and the expiration date of, any Option or Right, which expiration date shall not exceed ten years from the date of grant, (iii) the manner, time and rate (cumulative or otherwise and including acceleration upon certain events specified by the Committee) of exercise of such Option or Right, and (iv) the restrictions, if any, to be placed upon such Option or Right or upon Shares which may be issued upon exercise of such Option or Right.  The Committee may, as a condition of granting any Option or Right, require that a Participant agree not to thereafter exercise one or more Options or Rights previously granted to such Participant.  No person will be eligible to receive grants of Options or Rights covering more than Fifty Thousand (50,000) Shares in any calendar year under this Plan pursuant to the grant of Options or Rights hereunder.

2.            Section 7(d) of the Plan is hereby amended by deleting such Section 7(d) in its entirety and replacing it with the following:

(d)           In the event of the death of a Participant while in the Continuous Service of the Corporation or an Affiliate or within the three month period referred to in paragraph (c) of this Section 7, the person to whom any Option or Right held by the Participant at the time of his death is transferred by will or the laws of descent and distribution may, but only to the extent such Participant was entitled to exercise such Option or Right immediately prior to his death (unless the Committee otherwise determines that such Option or Right shall become exercisable in full or in part (as related to any Option or Right not then otherwise exercisable) at the time of his death and so provides in the applicable instrument or instruments evidencing the grant of such Option or Right), exercise such Option or Right at any time within a period of one year succeeding the date of death of such Participant, but in no event later than ten years from the date of grant of such Option or Right.  Following the death of any Participant to whom an Option was granted under the Plan, irrespective of whether any Related Right shall have theretofore been granted to the Participant or whether the person entitled to exercise such Related Right desires to do so, the Committee may, as an alternative means of settlement of such Option, elect to pay to the person to whom such Option is transferred by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the ERISA or the rules thereunder, the amount by which the Market Value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised.  Any such settlement of an Option shall be considered an exercise of such Option for all purposes or the Plan.

3.            Section 11(b) of the Plan is hereby amended by deleting such Section 11(b) in its entirety and replacing it with the following:

(b)           Except as provided in Section 14 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death, total or partial disability or normal or early retirement) unless the Committee shall otherwise determine and provide in the agreement referred to in paragraph (d) of this Section 11, all shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 11 shall upon such termination of Continuous Service be forfeited and returned to the Corporation.  Unless the Committee shall have provided in the agreement referred to in paragraph (d) of this Section 11 for a full or ratable lapse of restrictions with respect to an award of shares of Restricted Stock during the Restricted Period, if a Participant ceases to maintain Continuous Service by reason of death, total or partial disability or normal or early retirement, such portion of such shares of Restricted Stock awarded to such Participant which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 11, as shall be equal to the portion of the Restricted Period with respect to such shares which shall have elapsed at the time of such termination of Continuous Service shall be free of restrictions and shall not be forfeited.

4.            Except as expressly modified hereby, the terms and conditions set forth in the Plan remain in full force and effect.